Exhibit 99.1

Specialty Building Products, Inc.

2160 Satellite Boulevard, Suite 450

Duluth, Georgia 30097

Ladies and Gentlemen:

We hereby consent to the use of our name, Principia Consulting, LLC, and our industry numbers and predictions (i) in the Registration Statement on Form S-1 (the “Registration Statement”) of Specialty Building Products, Inc. (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s public offering of its common stock, (ii) in any interim, quarterly or annual filings with the Commission by the Company, (iii) in any other registration statement relating to the Company’s common stock and any amendment thereto and (iv) in any document offering securities of the Company or its respective subsidiaries. We further consent to the filing of this Consent as an exhibit to such Registration Statement. The Company has agreed to provide Principia Consulting, LLC with copies of applicable sections of filings with the Commission prior to filing.

Principia Consulting, LLC

By:	/s/ Louis M. Rossi
Name:	Louis M. Rossi
Title:	Managing Partner
Date	January 3, 2022